Exhibit 99.1

Universal Compression Holdings, Inc.
4444 Brittmoore Road
Houston, Texas 77041
NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations

713-335-7460

FOR IMMEDIATE RELEASE

THURSDAY, JUNE 29, 2006

Universal Compression Appoints Ernie L. Danner Chief Operating Officer

Houston, June 29, 2006 — Universal Compression Holdings, Inc. (NYSE: UCO) today announced the appointment of Ernie L. Danner to the newly created position of Executive Vice President and Chief Operating Officer, effective July 1, 2006.  Mr. Danner will have responsibility for all company operations worldwide, in addition to the marketing, environmental and safety functions.  Mr. Danner will continue to report to Stephen A. Snider, Chairman, President and Chief Executive Officer and will continue to serve as a director of Universal.

Mr. Danner most recently served as Executive Vice President and President, International Division.  He joined Universal in 1998 and has also served as Chief Financial Officer and President, Latin American Division.  Prior to joining Universal, Mr. Danner served as Chief Financial Officer and Senior Vice President of MidCon Corp., an interstate pipeline company and a wholly-owned subsidiary of Occidental Petroleum Corporation, and Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company, where he also served as a director.  Mr. Danner is also a director of Tide-Air, Inc., Copano Energy, L.L.C., Horizon Lines, LLC and serves on the Board of Trustees of the John Cooper School in The Woodlands, Texas.

“I am pleased to announce the appointment of Ernie as Chief Operating Officer.  He has materially contributed to Universal’s growth since our acquisition of Tidewater Compression Service in 1998.  With his wide range of experience, Ernie is well-qualified to serve in his new role as we continue efforts to provide a premier level of customer service and pursue additional business opportunities in both domestic and international markets,” said Stephen A. Snider, Chairman, President and Chief Executive Officer of Universal. “With Ernie’s new duties, I will focus even more of my time on the strategic management of our company, including our continued growth, our investors and the continued development of our workforce.”

Universal, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

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